EXHIBIT 10.44

April 15, 1999

Jeanette B. Wilcher, Trustee
The Life Foundation Trust
7345 East Acoma Drive, Suite 301
Scottsdale, Arizona  85260-3198

Re:      Letter of Intent
         Subscription for Stock

Dear Jeanette:

This letter agreement replaces and supersedes our previous letter and will confirm our agreement and understanding concerning the following transaction:

1. The Life Foundation Trust ("LFT") will acquire 2,000,000 shares of the common stock of Hitsgalore.com, Inc., a Florida public company trading under the ticker symbol HITT ("Hitsgalore"). All shares will be held long-term by LFT and subject to a Lock-up Agreement between the parties. The subscription and acquisition price for the 2 million shares of stock is five dollars per share, for a total of ten million dollars ($10,000,000.00);

2. LFT reserves in advance Local City Editions for up to 200 major metropolitan areas and other cities (the "Local Cities"), and the right to use the proprietary software and the website and the programming and content contained therein, located at www.hitsgalore.com, in support of those Local City Editions. The Local City Editions will be purchased and booked over the next 12 months as the Local Cities are identified and available to be brought on-line. The total acquisition price of the Local City Editions reserved hereby is $10,000,000.00. The Local Cities will be maintained by either Hitsgalore.com or by third parties selected by Hitsgalore.com. Hitsgalore.com may seek to have local radio stations or other media maintain the Local City Editions. Any of the Local City Editions may be repurchased by Hitsgalore.com at its discretion at any time over the next three (3) years in exchange for cash or stock of Hitsgalore.com equal to the purchase price paid by LFT.






              10134 6th Street, Suite J, Rancho Cucamonga, CA 91730
                         909-481-8821 909-481-8064 (fax)
                       website: http://www.hitsgalore.com

Letter of Intent
The Life Foundation Trust
April 15, 1999 Page 2.


The total of $20 million, consisting of the subscription and acquisition price of $10 million, and the $10 million for the purchase of Local City Editions to be acquired and booked over the next 12 months, will be unconditionally and irrevocably paid in full within one (1) year, the payment of which is secured by LFT granting a security interest and lien in LFT's undivided interest in the collection of Aden stamps presently held in safekeeping with Day & Meyer, Murray & Young Corp., 1166 Second Avenue at 61st Street, New York, NY 10021, (the "Asset").

The Asset is insured as to all risks of physical loss and/or damage for $20 million through Lambert Fenchurch Specialties Group Limited, London, with a certain underwriter at Lloyd's, London, UK, per Contract No: NA0100098, Certificate No: NA0112598. The premium for the 12 months ending December 3, 1999 of $70,000 has been paid in full. The Asset has been appraised for $50 million (catalog value).

To effect the transfer and assignment of the undivided interest in and to the Asset, the following items shall be delivered by LFT to Hitsgalore:

1. A Deed of Assignment assigning and transferring absolutely and irrevocably an undivided right, title and interest in and to the Asset;
2. Acknowledgement from Day & Meyer, Murray & Young Corp. noting the interest of Hitsgalore.
3. An assignment of the Certificate of Insurance from Lambert Fenchurch Specialties Group Limited, together with an amendment to the Schedule of Coverages acknowledging the interest of Hitsgalore as an Assured.
4. UCC-1's shall be executed and filed in New York as deemed appropriate by counsel for Hitsgalore.

Upon receipt of the foregoing items  Hitsgalore will instruct its stock transfer
agent  to  deliver  to  LFT  certificates   representing  the  2,000,000  shares
subscribed and acquired by LFT.

LFT shall have the unlimited right to substitute for the Asset cash or marketable securities having a value (as determined by third parties acceptable to Hitsgalore) at least equal to the value of the Asset. LFT shall also have the limited right to substitute assets other than cash or marketable securities, if such substituted asset has an insurable value at least equal to the Asset, and provided that Hitsgalore shall have the right to reject the transfer if it believes that such substitution will negatively impact the market value of its stock.

Letter of Intent
The Life Foundation Trust
April 15, 1999 Page 3.

It is understood and agreed that Hitsgalore will issue a public statement concerning this Letter of Intent and Subscription for common stock of Hitsgalore. All such public statements or press releases shall be submitted in advance to LFT.

If this Letter of Agreement accurately states the agreement of the parties concerning the subject matter herein, please indicate your acknowledgement, acceptance and agreement to the terms and conditions as stated herein by executing this Letter of Intent below and faxing a copy back to Hitsgalore, with originals to be exchanged as soon as possible.

Very truly yours,

Hitsgalore.com, Inc.


By: \s\ Steve Bradford
    --------------------
     Steve Bradford, CEO


The terms and conditions set forth in this Letter of Intent are hereby acknowledged, accepted and agreed, effective as of April 15, 1999.

The Life Foundation Trust


By: \s\ Jeanette B. Wilcher
    --------------------------
     Jeanette B. Wilcher, Trustee